Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-191519) on Form S-8 and (No. 333-207629 and No. 333-234187) on Form S-3 of our reports dated February 23, 2022, with respect to the consolidated financial statements of RE/MAX Holdings, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado
February 23, 2022